Exhibit 99(a)

                                  First Bancorp

                                  News Release

For Immediate Release:                                     For More Information,
April 29, 2004                                         Contact:  James H. Garner
                                                                    910-576-6171

             First Bancorp Reports on Annual Meeting of Shareholders


     TROY, N.C. - First Bancorp (NASDAQ - FBNC), the parent company of First Bank, reports on the results of its Annual Meeting of Shareholders held today at Montgomery Community College in Troy. President and CEO Jimmie Garner presided over the meeting and reported that the following three proposals had been duly approved by shareholders:

     1. A proposal to elect eighteen (18) nominees to the board of directors to serve until the 2005 annual meeting of shareholders, or until their successors are elected and qualified.

     2. A proposal to ratify the appointment of KPMG LLP as the independent auditors of the Company for the current fiscal year.

     3. A proposal to adopt a new stock option plan, entitled the "First Bancorp 2004 Stock Option Plan."

     Following the business agenda, Mr. Garner made a presentation to shareholders in which he reported on the Company's results and achievements for the year 2003. Mr. Garner concluded the meeting by thanking shareholders for their attendance and continued support and by recognizing the Company's board of directors and employees for their dedicated service.


     First Bancorp is a bank holding company based in Troy, North Carolina with total assets of approximately $1.5 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 58 branch offices, with 53 branches operating in a nineteen county market area in the central piedmont region of North Carolina, 3 branches in Dillon County, South Carolina, and 2 branches in Virginia (Wytheville and Abingdon), where First Bank does business as First Bank of Virginia. First Bancorp's common stock is traded on the NASDAQ National Market under the symbol FBNC.


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